FOR IMMEDIATE RELEASE	CONTACT:	Dianne M. Grenz
First Senior Vice President Director of Marketing Public & Shareholder Relations Valley National Bancorp 973-305-4005

VALLEY NATIONAL BANCORP COMPLETES ITS MERGER
OF GREATER COMMUNITY BANCORP

WAYNE, N.J. – Tuesday, July 1, 2008 – Valley National Bancorp (NYSE:VLY) (“Valley”), the holding company of Valley National Bank, announced that its merger with Greater Community Bancorp (NASDAQ: GFLS) (“Greater Community”) was completed today.

Valley will issue approximately 8.7 million shares of common stock and 918 thousand warrants to purchase Valley common stock in the transaction.  Each share of Greater Community common stock outstanding as of the merger date was converted into the right to receive 0.9975 of a share of Valley common stock and 0.105 of a warrant to purchase Valley common stock at $19.01 per share.  The warrants are exercisable beginning July 1, 2010 and expire on June 30, 2015.  Cash will be paid in lieu of fractional shares of both Valley common stock and warrants.

“We are looking forward to the benefits that are expected from integrating the two companies.  The merger provides additional strengths to several aspects of our bank operations, including commercial, leasing, and retail operations” said Gerald H. Lipkin, Chairman, President & CEO of Valley.

The combined organization will benefit from the anticipated better than normal cost saves through this in-market transaction and greater geographic coverage in the very competitive markets located within the northern New Jersey counties of Bergen, Passaic and Morris.  In addition, the merger provides more resources to continue the expansion of the Valley brand and services which we expect will benefit our customer needs, and ultimately our shareholders,” Lipkin added.

Greater Community Bank, Greater Community’s subsidiary commercial bank with 16 full-service branches, was merged into Valley National Bank.  Full systems integration is expected to be completed by the middle of the third quarter of 2008 and is anticipated to be a relatively seamless transition for all customers.

As a result of the merger, Valley, a regional bank holding company headquartered in Wayne, New Jersey, now has consolidated assets of nearly $14.0 billion and operates 193 branches in 131 communities serving 14 counties located in northern and central New Jersey, Manhattan, Brooklyn and Queens through its principal subsidiary, Valley National Bank.

For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service 24/7 at 1-800-522-4100.

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Cautionary Statement Concerning Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about acquisitions, relationships and opportunities. These statements may be identified by such forward-looking terminology as “expect” or similar statements or variations. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Valley assumes no obligation for updating any such forward-looking statement at any time. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: the inability to realize expected cost savings and synergies from the merger of Greater Community with Valley in the amounts or in the timeframe anticipated; changes in the estimate of non-recurring charges; costs or difficulties relating to integration matters might be greater than expected; material adverse changes in Valley’s operations or earnings; the inability to retain Greater Community’s customers and employees; or a decline in the economy in Valley’s primary market areas, mainly in New Jersey and New York.